UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2016

Editas Medicine, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37687	46-4097528
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Third Street, First Floor Cambridge, Massachusetts	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 401-9000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 12, 2016, Editas Medicine, Inc. (the “Company”) entered into a Lease Agreement (the “Lease”) with ARE-MA Region No. 55 Exchange Holding LLC (the “Landlord”) for office and laboratory space located in a building at 11 Hurley Street, Cambridge, Massachusetts (the “Premises”).  The Company intends to relocate its corporate headquarters to the Premises in the fall of 2016, pending the completion of certain renovations to the Premises (the “Renovations”).  The term of the lease will begin on September 1, 2016, unless the Company earlier occupies the Premises, the Renovations are completed later than September 1, 2016, or certain other events specified in the Lease occur (the date on which the term of the Lease begins, the “Commencement Date”).

Under the terms of the Lease, starting on the Commencement Date, the Company will lease approximately 59,783 square feet at the Premises at $65.00 per square foot per year in base rent, which base rent is subject to scheduled annual increases, plus certain operating expenses and taxes, and an additional rent of approximately $0.926 per square foot per year related to certain tenant improvements to the Premises requested by the Company. The Lease will continue until the end of the 84th full calendar month following the first day of the first full month immediately following the Commencement Date. The Company has the option to extend the Lease for an additional five-year term.

In connection with the Lease and as a security deposit, the Company deposited with the Landlord a letter of credit in the amount of approximately $1.62 million.

The Lease contains certain events of default, including failure to pay rent or other payments when due, failure to maintain insurance, abandonment of the Premises, improper transfer of the Company’s interest in the Lease or the Premises, and certain events of insolvency.  In the event of a default  by the Company, the Landlord may, subject to certain limitations, terminate the Lease and recover from the Company, as and for liquidated damages, the sum of (a) base rent, additional rent and other amounts payable by the Company under the Lease then due or accrued and unpaid, (b) the amount equal to the aggregate of all base rent and additional rent which would have been payable if the Lease had not been terminated prior to the end of the term of the Lease, discounted to its then-present value, and (c) other damages and expenses sustained by the Landlord, less (i) the net proceeds of any re-letting actually received by the Landlord and (ii) the amount of damages the Company proves could have been avoided had the Landlord taken reasonable steps to mitigate its damages.

A copy of the Lease is attached as Exhibit 99.1 hereto and is incorporated herein by reference. The foregoing description of the material terms of the Lease is qualified in its entirety by reference to such exhibit.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Company’s entry into the Lease resulted in the creation of a direct financial obligation.  The information included in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 of this Current Report on Form 8-K by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Lease Agreement, dated February 12, 2016, between Editas Medicine, Inc. and ARE-MA Region No. 55 Exchange Holding LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDITAS MEDICINE, INC.

Date: February 19, 2016	By:	/s/ Katrine S. Bosley
Katrine S. Bosley
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Lease Agreement, dated February 12, 2016, between Editas Medicine, Inc. and ARE-MA Region No. 55 Exchange Holding LLC